Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JULY 2019

Dallas, Texas, July 3, 2019 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.176360 per unit, payable on July 29, 2019, to unit holders of record on July 15, 2019. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for April 2019 and the gas production for March 2019. Preliminary production volumes are approximately 33,373 barrels of oil and 432,966 Mcf of gas. Preliminary prices are approximately $59.44 per barrel of oil and $2.40 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	33,373	432,966	$59.44	$2.40
Prior Month	87,650	715,120	$49.02	$2.28

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of June, approximately $3,380,985 of revenue received will be posted in the following month of July in addition to normal receipts during July. Since the close of business in June and prior to this press release, approximately $846,000 in revenue has been received.

The 2018 Annual Report with Form 10-K with the January 1, 2019 Reserve Summary and the 1st Quarter 2019 report are now available on Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper

SVP, Royalty Trust Services

Simmons Bank

Toll Free (855) 588-7839